FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT

FOR

PREFERRED APARTMENT COMMUNITIES, INC.

Pursuant to the Maryland General Corporation Law

FIRST:                      The present name of the corporation is Preferred Apartment Communities, Inc. (the “Corporation”).  The Corporation was incorporated under the name “Preferred Apartment Communities, Inc.” by the filing of its original articles of incorporation (as subsequently amended, the “Charter”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on September 18, 2009, as amended and restated on January 5, 2010 and as corrected on January 20, 2010.  These Articles of Amendment and Restatement of the Corporation, which both restate and further amend the provisions of the Charter, were duly adopted in accordance with the provisions of the Maryland General Corporation Law (the “MGCL”).  The Charter is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

Section 1.01.  Name.  The name of the Corporation is Preferred Apartment Communities, Inc.

ARTICLE 2

Section 2.01.  Address.  The name and address of the resident agent for service of process of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.  The address of the Corporation’s principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.  The Corporation may have such other offices and places of business within or outside the State of Maryland as the Board of Directors of the Corporation (the “Board”) may from time to time determine.

ARTICLE 3

Section 3.01.  Purpose.  The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, qualifying and engaging in business as a real estate investment trust under Sections 856 through 860 (a “REIT”), or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”)), for which corporations may be organized under the MGCL and the general laws of the State of Maryland as now or hereafter in force.

ARTICLE 4

Section 4.01.  Capitalization.  The total number of shares of stock which the Corporation shall have authority to issue is 415,066,666, consisting of (a) 400,033,333 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (b) 33,333 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (c) 15,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock” and together with the Common Stock, the “Shares”).  The aggregate par value of all authorized shares having a par value is $4,150,666.66.  The Board, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 4.02.  Common Stock.

(a)        Voting Rights.

(i)                 Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, holders of shares of Class A Common Stock shall be entitled to vote as a single class for the election of the Class A Directors who shall constitute one-third (1/3) of the members of the Board and shall not be entitled to vote for the election of any Class B Directors; provided further, however, that, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to the Charter (including any articles supplementary relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Charter (including any articles supplementary relating to any class or series of Preferred Stock) or pursuant to the MGCL.

(ii)                 Each holder of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, however, that, holders of shares of Class B Common Stock shall be entitled to vote as a single class for the election of Class B Directors who shall constitute two-thirds (2/3) of the members of the Board and shall not be entitled to vote for the election of any Class A Directors; provided further, however, that, holders of Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Charter (including any articles supplementary relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Charter (including any articles supplementary relating to any class or series of Preferred Stock) or pursuant to the MGCL.

(iii)                 Except as otherwise required in the Charter, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(iv)                   Notwithstanding anything in this Charter that may be to the contrary, (A) if at any time there are no shares of Class B Common Stock outstanding, then all the members of the Board shall be elected by the holders of shares of Class A Common Stock, and (B) if at any time there are no shares of Class A Common Stock outstanding, then all the members of the Board shall be elected by the holders of shares of Class B Common Stock.

(b)        Dividends.  Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock and Class B Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine; provided, however, that the Corporation shall not pay dividends with respect to outstanding shares of Class A Common Stock unless simultaneously with such dividend the Corporation pays the same dividend with respect to each outstanding share of Class B Common Stock and vice versa; provided, further, however, that if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on Class A Common Stock and Class B Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock.

(c)        Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to receive, on a pro rata basis, the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

(d)        Conversion of Class B Common Stock.

(i)                 If a holder of Class B Common Stock makes a request in writing to the Secretary of the Corporation that shares of Class B Common Stock be converted into Class A Common Stock, then each share of Class B Common Stock so requested to be converted shall, automatically and without further action on the part of the Corporation or any holder of Class B Common Stock, convert into one fully paid and non-assessable share of Class A Common Stock upon the making of such request.

(ii)                 The Secretary of the Corporation shall be instructed to, and shall promptly, request from each holder that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate formerly representing shares of Class B Common Stock that have been automatically converted into shares of Class A Common Stock in the manner provided in Section 4.02(d)(i) to the Corporation in exchange for a new certificate representing an equal number of shares of Class A Common Stock, together with instruments of transfer, in form satisfactory to the Corporation and the Corporation’s transfer agent, duly executed by such holder or such holder's duly authorized attorney, and together with transfer tax stamps or funds therefor, if required pursuant to Section 4.02(h).

(iii)                 As promptly as practicable following the surrender of a certificate formerly representing shares of Class B Common Stock that have been automatically converted into shares of Class A Common Stock in the manner provided in Section 4.02(d)(i), and the payment in cash of any amount required by the provisions of Section 4.02(h), the Corporation will deliver or cause to be delivered at the office of the Corporation’s transfer agent a certificate or certificates representing the number of full shares of Class A Common Stock into which such shares of Class B Common Stock were converted automatically, issued in such name or names as such holder may direct.  Such conversion shall be deemed to have been effected automatically as provided in Section 4.02(d)(i).  Upon the date that any such automatic conversion occurs, all rights of the holder of such shares of Class B Common Stock as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(e)        Reclassification, Etc.  In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive, upon any automatic conversion of such Class B Common Stock in the manner provided in Section 4.02(d)(i), the amount of such security that such holder would have received if such automatic conversion had occurred immediately prior to the record date of such reclassification or other similar transaction, taking into account any adjustment as a result of any subdivision (by any stock split or dividend, reclassification or otherwise) or combination (by reverse stock split, reclassification or otherwise) of such security that occurs after the effective time of such reclassification or other similar transaction.  For the avoidance of doubt, this Section 4.02(e) shall not apply in the circumstances where Section 4.05 shall be applicable.

(f)        Effect of Automatic Conversion.  No adjustment in respect of any dividend or other distribution on shares of Class B Common Stock shall be made upon any automatic conversion of any share of Class B Common Stock in the manner provided in Section 4.02(d)(i); provided, however, that if a share of Class B Common Stock shall be so automatically converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share of Class B Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share of Class B Common Stock on such date, notwithstanding the automatic conversion thereof in the manner provided in Section 4.02(d)(i) or the default in payment of the dividend or distribution due on such date.

(g)        Reservation of Shares.  The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon any automatic conversion of any outstanding shares of Class B Common Stock in the manner provided in Section 4.02(d)(i), such number of shares of Class A Common Stock that shall be issuable upon any such automatic conversion.  The Corporation covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon any such automatic conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be.  The Corporation will use its best efforts to list the shares of Class A Common Stock required to be delivered upon any such automatic conversion prior to such delivery upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery.  The Corporation covenants that all shares of Class A Common Stock that shall be issued upon any such automatic conversion will, upon issuance, be validly issued, fully paid and non-assessable.

(h)        Certificate Issuances.  The issuance of certificates for shares of Class A Common Stock upon any automatic conversion of shares of Class B Common Stock in the manner provided in Section 4.02(d)(i) shall be made without charge to the holders of such shares of Class B Common Stock for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock so automatically converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any stamp or other similar tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(i)        Unissued Shares.  The Board may, by articles supplementary, classify or reclassify any unissued shares of Common Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares.

(j)        Certain Definitions.  As used in the Charter:

(i)                 “Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other enterprise or entity.

(ii)                 Each of the terms “include”, “includes” and ”including” shall be construed as if followed by the phrase “without limitation”.

(iii)                 “IPO” means the initial public offering of any of the Shares by the Corporation.

Section 4.03.  Preferred Stock.

(a)        The Board may, by articles supplementary, classify or reclassify any unissued shares of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares.

(b)        Holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Charter (including any articles supplementary relating to such series).

Section 4.04.  Changes in Common Stock.  If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of the Class B Common Stock shall be proportionately subdivided or combined, as the case may be.  If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be.

Section 4.05.  Reorganization or Merger.  In the case of any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash).  If the holders of shares of Class A Common Stock or of shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock are granted substantially identical election rights, as the case may be.  In connection with any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly or by the filing of articles supplementary, by reorganization, share exchange, consolidation, conversion or merger or otherwise), including (i) any of the voting rights of the holders of the Class B Common Stock, and (ii) the requisite vote or percentage required to approve or take any action described in this ARTICLE 4, in ARTICLE 12 or elsewhere in the Charter or described in the By-laws of the Corporation, without in each case the affirmative vote of the holders of not less than 66-2/3% of the shares of Class B Common Stock voting as a separate class.

Section 4.06. Restrictions on Ownership and Transfer.

(a)           Definitions.  For purposes of this Section 4.06, the following terms shall have the following meanings:

(i)                     “Aggregate Share Ownership Limit” means not more than 9.8% in value of the aggregate of the outstanding Shares and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of Shares.

(ii)                    “Beneficial Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have meanings correlative thereto.

(iii)                   “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(iv)                  “Charitable Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 4.06(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(v)                   “Constructive Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner”, “Constructively Owns” and “Constructively Owned” shall have meanings correlative thereto.

(vi)                  “Excepted Holder” means a Stockholder for whom an Excepted Holder Limit is created by the Charter or by the Board pursuant to Section 4.06(b)(vii).

(vii)                 “Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 4.06(b)(vii), and subject to adjustment pursuant to Section 4.06(b)(viii), the percentage limit established by the Board pursuant to Section 4.06(b)(vii).

(viii)                 “Listing” means the listing of any of the Common Stock on a national securities exchange or the trading of any of the Common Stock in the over-the-counter market.  The term “Listed” shall have a correlative meaning.  Upon such Listing, such shares of Common Stock shall be deemed Listed.

(ix)                    “Market Price” on any date means, with respect to a Share of any class or series of outstanding Shares, the Closing Price for such a Share on such date.  The “Closing Price” on any date shall mean the last sale price for such a Share, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such a Share, in either case as reported on the principal national securities exchange on which such Shares are Listed or admitted to trading or, if such Shares are not Listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System for such a Share or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices for such a Share as furnished by a professional market maker making a market in such Shares selected by the Board or, if no trading price is available for such Shares, the fair market value of such a Share, as determined in good faith by the Board.

(x)                    “Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Section 4.06(b)(i), would Beneficially Own or Constructively Own Shares, and if appropriate in the context, also means any Person who would have been the record owner of the Shares that the Prohibited Owner would have so owned.

(xi)                   “Restriction Termination Date” means the first day after the commencement of the IPO on which the Corporation determines pursuant to Section 6.01(g) that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

(xii)                   “Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends on Shares, including (A) the granting or exercise of any option (or any disposition of any option), (B) any disposition of any securities or rights exercisable or convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such exercise, conversion or exchange right, and (C) Transfers of interests in one or more other Persons that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have meanings correlative thereto.

(xiii)                 “Trust” means any trust provided for in Section 4.06(c)(i).

(xiv)                 “Trustee” means the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

(b)           Shares.

(i)           Ownership Limitations.  During the period commencing on the date that the Corporation elects to qualify for federal income tax treatment as a REIT and prior to the Restriction Termination Date, but subject to Section 4.07:

(A)           Basic Restrictions.

(1)           No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit.  No Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(2)           No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including Beneficial Ownership or Constructive Ownership that would result in the Corporation actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(3)           Any Transfer of Shares that, if effective, would result in Shares being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(B)           Transfer in Trust.  If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 4.06(b)(i)(A)(1) or 4.06(b)(i)(A)(2),

(1)           then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 4.06(b)(i)(A)(1) or 4.06(b)(i)(A)(2) (rounded to the nearest whole share) shall be automatically Transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 4.06(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

(2)           if the Transfer to the Trust described in clause (1) of this Section 4.06(b)(i)(B) would not be effective for any reason to prevent the violation of Section 4.06(b)(i)(A)(1) or 4.06(b)(i)(A)(2), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 4.06(b)(i)(A)(1) or 4.06(b)(i)(A)(2) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(ii)           Remedies for Breach.  If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 4.06(b)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 4.06(b)(i) (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 4.06(b)(i) shall automatically result in the Transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

(iii)           Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 4.06(b)(i)(A)(1) or 4.06(b)(i)(A)(2) or any Person who would have owned Shares that resulted in a Transfer to the Trust pursuant to the provisions of Section 4.06(b)(i)(B) shall immediately give written notice to the Corporation of such event, or, in the case of such a proposed or attempted transaction, give at least 15 days’ prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(iv)           Owners Required to Provide Information.  From the commencement of the IPO and prior to the Restriction Termination Date:

(A)           at the request of the Corporation, every owner of more than 5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit; and

(B)           each Person who is a Beneficial Owner or a Constructive Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial Owner or a Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(v)           Remedies Not Limited.  Subject to Section 6.01(g), nothing contained in this Section 4.06(b)(v) shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(vi)           Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 4.06(b), Section 4.06(c), or any definition contained in Section 4.06(a), the Board shall have the power to determine the application of the provisions of this Section 4.06(b) or Section 4.06(c) or any such definition with respect to any situation based on the facts known to it.  If Section 4.06(b) or Section 4.06(c) requires an action by the Board and the Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 4.06.  Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 4.06(b)(ii)) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 4.06(b)(i), such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

(vii)           Exceptions.

(A)           Subject to Section 4.06(b)(i)(A)(2), the Board, in its sole discretion, may (prospectively or retroactively) exempt a Person from the Aggregate Share Ownership Limit and may establish or increase an Excepted Holder Limit for such Person if:

(1)           the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 4.06(b)(i)(A)(2);

(2)           such Person represents that it does not, and undertakes that it will not, actually own or Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to actually own or Constructively Own more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(3)           such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 4.06(b)(i) through Section 4.06(b)(vi)) will result in such Shares being automatically Transferred to a Trust in accordance with Section 4.06(b)(i)(B) and Section 4.06(c).

(B)           Prior to granting any exception pursuant to Section 4.06(b)(vii)(A), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(C)           Subject to Section 4.06(b)(i)(A)(2), an underwriter which participates in an offering or a private placement of Shares (or securities convertible or exercisable into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible or exercisable into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, but only to the extent necessary to facilitate such offering or private placement.

(D)           The Board may only reduce the Excepted Holder Limit for an Excepted Holder:  (1) with the written consent of such Excepted Holder at any time; or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit.

(viii)                      Increase or Decrease in Aggregate Share Ownership Limit.  Subject to Section 4.06(b)(i)(A)(2), the Board may from time to time increase the Aggregate Share Ownership Limit for one or more Persons and decrease the Aggregate Share Ownership Limit for all other Persons; provided, however, that the decreased Aggregate Share Ownership Limit will not be effective for any Person whose percentage ownership of Shares is in excess of such decreased Aggregate Share Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Aggregate Share Ownership Limit; provided further, however, that the new Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding Shares.

(ix)           Notice to Stockholders Upon Issuance or Transfer.  Upon issuance or Transfer of Shares prior to the Restriction Termination Date, the Corporation shall provide the recipient with a notice containing information about the Shares purchased or otherwise Transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

The securities of Preferred Apartment Communities, Inc. (the “Corporation”) are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporation’s charter:  (i) no Person may Beneficially or Constructively Own Shares in excess of 9.8% of the value of the total outstanding Shares or 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iii) any Transfer of Shares that, if effective, would result in the Shares being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio and the intended transferee shall acquire no rights in such Shares.  Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which causes or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations immediately must notify the Corporation (or, in the case of an attempted transaction, give at least 15 days’ prior written notice).  If any of the restrictions on Transfer or ownership as set forth in clauses (i), (ii) and (iii) above are violated, then the Shares in excess or in violation of such limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board in its sole discretion if the Board determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this notice have the meanings defined in the Corporation’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares on request and without charge.  Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

(c)           Transfer of Shares in Trust.

(i)           Ownership in Trust.  Upon any purported Transfer or other event described in Section 4.06(b)(i)(B) that would result in a Transfer of Shares to a Trust, such Shares shall be Transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such Transfer to the Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Trust pursuant to Section 4.06(b)(i)(B).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 4.06(c)(vi).

(ii)           Status of Shares Held by The Trustee.  Shares held by the Trustee shall be issued and outstanding Shares.  The Prohibited Owner shall have no rights in the Shares held in trust by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

(iii)           Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that the Shares have been Transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the Shares have been Transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (A) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Shares have been Transferred to the Trustee, and (B) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Section 4.06, until the Corporation has received notification that Shares have been Transferred into a Trust, the Corporation shall be entitled to rely on its stock Transfer and other stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

(iv)           Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that Shares have been Transferred to the Trust, the Trustee shall sell the Shares held in the Trust to a Person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 4.06(b)(i)(A) or 4.06(b)(i)(B).  Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.06(c)(iv).  The Prohibited Owner shall receive the lesser of (A) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust and (B) the price per Share received by the Trustee from the sale or other disposition of the Shares held in the Trust.  The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.06(c)(iii).  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that Shares have been Transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (1) such Shares shall be deemed to have been sold on behalf of the Trust, and (2) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.06, such excess shall be paid to the Trustee upon demand.

(v)           Purchase Right in Stock Transferred to The Trustee.  Shares Transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (A) the price per Share in the transaction that resulted in such Transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (B) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 4.06(c)(iii).  The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 4.06(c)(iv).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(vi)           Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one (1) or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (A) the Shares held in the Trust would not violate the restrictions set forth in Section 4.06(b)(i)(A) or 4.06(b)(i)(B) in the hands of such Charitable Beneficiary and (B) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 4.07. Settlements.  Nothing in Section 4.06 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any provision of Section 4.06, and any transfer in such a transaction shall be subject to all of the provisions and limitations set forth in Section 4.06.

ARTICLE 5

Section 5.01.  By-laws.  The Board shall have the exclusive power to adopt, alter or repeal any provision of the Corporation’s By-laws and to make new By-laws.

ARTICLE 6

Section 6.01.  Board of Directors.

(a)        The business and affairs of the Corporation shall be managed by or under the direction of the Board which shall consist of not less than two nor more than ten directors.  The number of directors as of the Effective Time (as defined below) is fixed at two.  The number of directors may be changed from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board.  As used in these Articles of Amendment and Restatement, the “Effective Time” shall be upon the filing of these Articles of Amendment and Restatement with, and acceptance for record of these Articles of Amendment and Restatement by, the SDAT.  The directors shall be divided into two classes, designated Class A Directors and Class B Directors.  Class B Directors shall consist, as nearly as may be possible, of two-thirds of the total number of directors constituting the entire Board, rounded up to the nearest whole number, and Class A Directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board.  For the avoidance of doubt, if at any time the number of directors is fixed at two, the entire Board shall consist of Class B Directors.  Each director shall serve for a term of one year, until the next annual meeting of the stockholders.  Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  In the event of any change in the number of directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall ensure that the proportions set forth above are maintained, as nearly as possible.  In no event will a decrease in the number of directors shorten the term of any incumbent director.

(b)        The name(s) of the person(s) who are to serve as director(s) of each Class of Directors as of the Effective Time are:

Class of Directors	Name

Class A Directors	None

Class B Directors	Leonard A. Silverstein John A. Williams

(c)        There shall be no cumulative voting in the election of directors.  Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

(d)        Vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled as set forth below:

(i)                 If a Class A Director, the vacancy shall be filled solely by a majority of the Class A Directors then in office (although less than a quorum) or by the sole remaining Class A Director, and each Class A Director so elected shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(ii)                 If a Class B Director, the vacancy shall be filled solely by a majority of the Class B Directors then in office (although less than a quorum) or by the sole remaining Class B Director, and each Class B Director so elected shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(e)        Removal of Directors.

(i)                 Any Class A Director may be removed from office, with or without cause, by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding Class A Common Stock of the Corporation.

(ii)                 Any Class B Director may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding Class B Common Stock of the Corporation.

(f)        Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the Preferred Stock set by the Board pursuant to ARTICLE 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE 6 unless otherwise provided therein.

(g)        REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Section 4.06 is no longer required for REIT qualification.

ARTICLE 7

Section 7.01.  Meetings of Stockholders.  Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders; provided, however, that any action required or permitted to be taken (a) by the holders of Class B Common Stock voting separately as a class, (b) prior to the IPO, by the holders of Class A Common Stock voting separately as a class, or (c) to the extent expressly permitted by the articles supplementary relating to one or more classes or series of Preferred Stock, by the holders of such class or series of Preferred Stock (voting separately as a class or a series with one or more other such classes or series), may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, shall be given by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted by delivery to the Corporation’s principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  A special meeting of the stockholders may be called by the Board, the Chairman of the Board, the Chief Executive Officer or the President of the Corporation and must be called by the Secretary upon written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at such a meeting as provided in the By-laws of the Corporation.  Notwithstanding the foregoing, (i) whenever the holders of Class B Common Stock shall have the right to elect directors or to take any other action voting separately as a class, a special meeting of holders of Class B Common Stock must be called by the Secretary upon written request of those holders of Class B Common Stock holding a majority of the outstanding shares of Class B Common Stock, (ii) whenever the holders of one or more classes or series of Preferred Stock shall have the right to elect directors voting separately as a class or series, such holders may call, pursuant to the terms of the Preferred Stock set by the Board of Directors pursuant to ARTICLE 4, a special meeting of holders of Preferred Stock, and (iii) prior to the IPO, whenever the holders of Class A Common Stock shall have the right to elect directors or to take any other action voting separately as a class, a special meeting of holders of Class A Common Stock must be called by the Secretary upon written request of those holders of Class A Common Stock holding a majority of the outstanding shares of Class A Common Stock.

ARTICLE 8

Section 8.01.  Limited Liability Of Directors And Officers.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this ARTICLE 8, nor the adoption or amendment of any provision of the Charter or the By-laws of the Corporation that is inconsistent with this ARTICLE 8, shall apply to or affect in any respect the applicability of the immediately preceding sentence with respect to any act or failure to act which occurred prior to any such amendment, repeal or adoption.

ARTICLE 9

Section 9.01.  Indemnification.

(a)        To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.  The rights to indemnification and advance of expenses provided by the Charter and the By-laws shall vest immediately upon election of a director or officer.  The Corporation may, with the approval of its Board, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in clause (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.  The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.  The right to indemnification conferred in this ARTICLE 9 shall be a contract right.

(b)        The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another person against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the MGCL.

(c)        Neither the amendment nor repeal of this ARTICLE 9, nor the adoption of any provision of the Charter or the By-laws of the Corporation, nor, to the fullest extent permitted by the MGCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE 9 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE 10

Section 10.01.  Corporate Opportunities.

(a)        In anticipation that one or more of the directors, officers and employees of the Corporation may engage in, and are permitted to have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in, the same or similar activities or lines of business, and in recognition of (i) the benefits to be derived by the Corporation through the continued service of such officers, directors and employees, and (ii) the difficulties attendant to any officer, director or employee, who desires and endeavors fully to satisfy his or her duties, in determining the full scope of such duties in any particular situation, the provisions of this ARTICLE 10 are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such officers, directors and employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors, employees and stockholders in connection therewith.

(b)        None of the officers, directors and the employees of the Corporation shall have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, and no officer, director or employee of the Corporation shall be liable to the Corporation or its stockholders for breach of any duty by reason of any such activities.  If any officer, director or employee of the Corporation acquires knowledge of a potential transaction or matter that may be a business opportunity for the Corporation, such officer, director or employee shall have no duty to communicate or offer such business opportunity to the Corporation and shall not be liable to the Corporation or any of its stockholders for breach of any duty by reason of the fact that such business opportunity is not communicated or offered to the Corporation unless such business opportunity is offered to such person in his or her capacity as a director, officer or employee of the Corporation.

(c)        Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE 10.

(d)        None of the alteration, amendment, change and repeal of any provision of this ARTICLE 10 nor the adoption of any provision of the Charter inconsistent with any provision of this ARTICLE 10 shall eliminate or reduce the effect of this ARTICLE 10 in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE 10, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

ARTICLE 11

Section 11.01.  Severability.  If any provision or provisions of the Charter shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever:  (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles of Amendment and Restatement (including each portion of any paragraph of these Articles of Amendment and Restatement containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of these Articles of Amendment and Restatement (including each such portion of any paragraph of these Articles of Amendment and Restatement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE 12

Section 12.01.  Amendment.  The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in ARTICLES 4, 5, 6, 7, 8 and 9 and this ARTICLE 12 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in ARTICLES 4, 5, 6, 7, 8 and 9 and this ARTICLE 12, unless such action is approved by (a) the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally on matters other than the election of directors, voting together as a single class, (b) the affirmative vote of the holders of not less than 66-2/3% of the shares of Class B Common Stock voting as a separate class, and (c) with respect to the adoption, amendment or repeal of any provision which would have the effect of modifying or permitting the circumvention of Section 4.02(a), ARTICLE 6 or ARTICLE 12, the affirmative vote of the holders of not less than 66-2/3% of the shares of Class A Common Stock voting as a separate class.

Section 12.02.  Notwithstanding the foregoing or anything else in the Charter, any amendment, waiver, alteration or repeal of any provision of, or addition to, these Articles of Amendment and Restatement or to the By-laws of the Corporation that would adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly or by the filing of articles supplementary, by a reorganization, share exchange, consolidation, conversion or merger or otherwise), including (i) any of the voting rights of the holders of the Class B Common Stock, and (ii) the requisite vote or percentage required to approve or take any action described in this ARTICLE 12, in ARTICLE 4 or elsewhere in these Articles of Amendment and Restatement or described in the By-laws of the Corporation, also must be approved by the affirmative vote of the holders of not less than 66-2/3% of the shares of Class B Common Stock voting as a separate class.

SECOND:  The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board and approved by the stockholders of the Corporation as required by law.

THIRD:  The current address of the principal office of the Corporation is as set forth in ARTICLE 2 of the foregoing amendment and restatement of the Charter.

FOURTH:  The name and address of the Corporation's current resident agent is as set forth in ARTICLE 2 of the foregoing amendment and restatement of the Charter.

FIFTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in ARTICLE 6 of the foregoing amendment and restatement of the Charter.

SIXTH:  The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 100,000 shares of Common Stock, $.01 par value per share.  The aggregate par value of all shares of stock having par value was  $1,000.00.

SEVENTH:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is 415,066,666, consisting of (a) 400,033,333 shares of Class A Common Stock, par value $0.01 per share, (b) 33,333 shares of Class B Common Stock, par value $0.01 per share, and (c) 15,000,000 shares of Preferred Stock, par value $0.01 per share.  The aggregate par value of all authorized shares having a par value is $4,150,666.66.

EIGHTH:  The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ____ day of _____, 2010.

ATTEST:		PREFERRED APARTMENT COMMUNITIES, INC.

	By:		(SEAL)
Leonard A. Silverstein		John A. Williams

Secretary		President

24